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                                                                    EXHIBIT 10.5

                    SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release ("Agreement") is made and entered into as of this 25th day of August, 2003 by and among TBOB ENTERPRISES, INC. ("TBOB"), a Nebraska corporation and ARLIN M. ADAMS, in his capacity as Chapter 11 Trustee (the "TRUSTEE") for the Bankruptcy Estates of Coram Healthcare Corporation ("CHC")and Coram, Inc. ("CORAM") and is made with reference to the following:

RECITALS

     A. WHEREAS, TBOB sold all or substantially all the assets of its prescription services business to CURAFLEX HEALTH SERVICES, INC. ("CURAFLEX") in 1993 pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement");

     B.   WHEREAS, CHC acquired the capital stock of CURAFLEX in 1994;

     C. WHEREAS, in 1995, a dispute arose concerning the payments due to under the Asset Purchase Agreement;

     D. WHEREAS, the aforementioned dispute was resolved by way of a Settlement Agreement executed in February of 1996 (the "Settlement Agreement");

     E. WHEREAS, TBOB maintains that the Settlement Agreement was breached and sought damages by filing a demand for arbitration (the "Arbitration Proceeding");

     F. WHEREAS, on August 8, 2000 CHC commenced the bankruptcy cases (the "Bankruptcy Cases") styled In re Coram Healthcare Corp., et al., Case No. 00-3299 (Bankr. D. Del.) (Jointly Administered) by filing voluntary petitions for relief with its wholly owned subsidiary, Coram, under Chapter 11 of Title 11 of the United States Code Sections 101 et seq. (the "Bankruptcy Code");

     G. WHEREAS, commencement of the Bankruptcy Cases automatically stayed the Arbitration Proceeding;

     H. WHEREAS, TBOB filed a proof of claim in the amount of $2,163,472.00 against both CHC and CORAM (the "TBOB Claims"):

     I.   WHEREAS, CHC and CORAM objected to the allowance of the TBOB Claims;

     J. WHEREAS, the parties to this Agreement (individually and collectively referred to as the "Parties") desire to fully and completely resolve any and all disputes that have been raised between them concerning the TBOB Claims.
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     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and subject to the terms and conditions set forth below, and intending to be legally bound hereby, the TRUSTEE and TBOB agree as follows:

     1. Agreements of the Parties.

          a. In the event that a plan of reorganization providing for payment of 100% of allowed general unsecured claims (hereinafter "a 100% Plan") is confirmed by the Bankruptcy Court in which the Bankruptcy Cases are pending on or before December 31, 2003 (the "Deadline Date") TBOB's general unsecured claim against CHC shall be allowed in the total amount of one million five hundred thousand dollars ($1,500,000.00) (the "TBOB Settlement Amount"), and TBOB's general unsecured claim against CORAM shall be disallowed, provided that TBOB may, in its sole discretion, elect to extend the Deadline Date for a period up to and including December 31, 2004 by providing written notice to the Trustee or any successor entity.

          b. In the event a 100% Plan is not confirmed before the Deadline Date or any extension thereof elected by TBOB, then notwithstanding paragraph 1.a., TBOB shall, at its option, and in its sole discretion be permitted to seek allowance of its claims against CHC or CORAM in an amount greater than one million five hundred thousand dollars ($1,500,000.00). In the event TBOB elects to seek allowance of its claims against CHC and CORAM in an amount greater than one million five hundred thousand dollars ($1,500,000.00) the TRUSTEE shall be permitted to seek reduction of the claims of TBOB below one million five hundred thousand dollars ($1,500,000.00). Nothing herein shall be construed to permit the TRUSTEE (or any other party in interest) to seek reduction of the TBOB claims unless and until TBOB seeks allowance of its claim in an amount greater than such amount.

          c. To the extent that the confirmed plan provides interest in favor of unsecured claims, TBOB shall be eligible to receive interest on its allowed claim as set forth in such plan.

     2. Conditions Precedent. The Parties hereby acknowledge and that it shall be a condition precedent to the dismissal of the Arbitration Proceeding and the granting of mutual releases that this Agreement is approved by the United States Bankruptcy Court in the Bankruptcy Cases.

     3. Dismissal and Release. Upon confirmation of a 100% Plan by the Deadline Date or any extension elected by TBOB, provided that this Agreement has been approved by the Bankruptcy Court, and provided further that payment of its allowed claim has been made:

          a. TBOB shall cause the Arbitration Proceeding to be dismissed with prejudice;

          b. TBOB shall release and forever discharge (i) the TRUSTEE and each of his agents, heirs, successors in interest, assigns and attorneys, (ii) CHC, CORAM and each of their respective past and present officers, directors, shareholders, employees, agents, predecessors, successors in interest, assigns, attorneys, parent companies, companies in common ownership and subsidiaries (including but not limited to CURAFLEX), from any and all claims,



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debts, liabilities, demands, obligations, promises, acts, agreements, accountings, costs and expenses (including, but not limited to, attorneys fees and costs), damages, liens, judgments, actions and causes of action of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected which TBOB ever had, now has, and may in the future have, and occurring from the beginning of time to the date of this Agreement. Nothing in such release shall affect the duties and obligations set forth in this Agreement.

          c. The TRUSTEE, CHC and CORAM shall release and forever discharge TBOB and each of its respective past and present officers, directors, shareholders, employees, agents, predecessors, successors in interest, assigns, attorneys, parent companies, companies in common ownership, subsidiaries, and affiliates and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, accountings, costs and expenses (including, but not limited to, attorneys' fees and costs), damages, liens, judgments, actions and causes of action of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, which they ever had or now has, and may in the future have, and occurring from the beginning of time to the date of this Agreement. Nothing in such release shall affect the duties and obligations set forth in this Agreement.

     4.   Representations and Warranties.

          a. Each of the Parties hereto represents and warrants that they have carefully read this Agreement, the contents hereof are known to them, and that this Agreement is executed voluntarily and without duress or undue influence.

          b. Each of the Parties hereto represents and warrants that in executing this Agreement they rely solely upon their own judgment, belief, and knowledge, and on the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing this Agreement by any representations or statements covering any matters made by any of the Parties or by any person representing them or any of them.

          c. Each of the Parties hereto represents and warrants that the persons and entities executing this Agreement have the legal authority to do so.

     5.   Acknowledgements by the Parties.

          a. Upon receipt of the settlement amounts referenced in Paragraph 1 above in the manner and method contemplated herein, the TRUSTEE and TBOB each acknowledge and agree that they have knowingly relinquished, waived and released any and all remedies that might otherwise be available to them for the matters or transactions that are the subject of this Agreement.

          b. It is further acknowledged and agreed that this Agreement is a compromise of disputed claims, and that the exchange of consideration contemplated herein is not to be construed as an admission of liability on the part of the Parties hereby released.


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     6.   Applicable Law. This Agreement shall in all respects be
interpreted, enforced and governed by the laws of the State of Delaware, disregarding Delaware's conflicts of law principles.

     7.   Construction of Agreement.

          a. This Agreement shall be construed as a whole according to its fair meaning and as if all the Parties hereto had jointly prepared this Agreement.

          b. Whenever from the context it is appropriate, each item, whether stated in the singular or the plural, will include both the singular and the plural.

          c. Each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.

          d. The words "herein," "hereunder" and "hereto" refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

          e. Captions and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the interpretation of, this Agreement.

     8. Binding on Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors, and assigns and each and every entity which now or ever was a division, parent, successor, predecessor, or subsidiary for any of the parties and/or their respective legal successors and assigns. In the event that the conditions precedent set forth in paragraph 2 above are not satisfied, each party shall be entitled to pursue any available claims, remedies or causes of action, in law or in equity, against the other party as if this Agreement did not exist.

     9. Severability. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the covenant, condition, or other provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision. If any covenant, condition, or other provision shall be deemed invalid due to its scope or breadth, the covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

     10. Waiver. A breach of any provision of this Agreement can be waived only by a writing signed by the non-breaching party. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision hereof.

     11. Amendments. This Agreement may be amended only by a written agreement executed by the Parties.





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     12.  Entire Agreement. This Agreement constitutes the entire agreement between or among the Parties pertaining to the subject matter hereof, and there are no terms other than those contained herein. Any prior writing or agreement previously between the Parties and/or any of their affiliates or subsidiaries is superceded by this Agreement and shall be of no force and effect.

     13. Further Action. The parties hereto agree to execute promptly upon request any and all other documents and instruments necessary to effectuate the terms of this Agreement.

     14. Counterparts. This Agreement may be executed in counterparts and by facsimile and when each of the Parties has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same agreement, which shall be binding and effective as to all Parties.

     15. Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be delivered by facsimile transmission and overnight mail, addressed to the respective parties at the following addresses (or at such other address for a party as specified by notice under this Paragraph):

          If to the TRUSTEE:

               Barry E. Bressler, Esquire
               Schnader Harrison Segal & Lewis LLP
               1600 Market Street, Suite 3600
               Philadelphia, PA 19103


          If to TBOB:

               T. Randall Wright, Esquire
               Baird Holm
               1500 Woodmen Tower
               Omaha, Nebraska 68102

     16. Bankruptcy Court Approval. This Agreement is subject to approval by the United States Bankruptcy Court in the Bankruptcy Cases. The parties irrevocably consent to the jurisdiction of the Bankruptcy Court with respect to any action to approve and enforce the terms and provisions of this Agreement and expressly waives any right to commence any such action in any other forum or to contest the jurisdiction of the Bankruptcy Court.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first written above.




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
    ARLIN M. ADAMS                               TBOB ENTERPRISES, INC.

    /s/ ARLIN M. ADAMS                       By: /s/ THOMAS SMITH
    ---------------------------------            ------------------------------
    Arlin M. Adams, as Chapter 11                Name: Thomas Smith
    Trustee of Coram Healthcare Corp.            Title: President
    and Coram, Inc.



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